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Exhibit 1.3.1

AMENDMENT
TO
AGENCY AGREEMENT

        This Amendment to Agency Agreement (this "Amendment") is entered into as of May 8, 2003, by and between Illinois River Energy, LLC, a Delaware limited liability company (the "Company"), and Northland Securities, Inc., a Minnesota corporation (the "Agent").

Recital:

  1.
  The Company and the Agent are parties to that certain Agency Agreement dated March 25, 2003 (the "Agreement").

  2.
  The Company and the Agent mutually desire to amend the Agreement as set forth below.

Agreement:

        In consideration of the foregoing and the mutual covenants contained herein, the Company and the Agent hereby agree as follows:

  A.
  All references to the date "May 16, 2003" in Sections 2(a), 2(e) and 11 of the Agreement are hereby deleted and replaced with the date "June 30, 2003."

  B.
  All references to the date "August 31, 2003" in Sections 2(a), 2(e) and 11 of the Agreement are hereby deleted and replaced with the date "December 31, 2003."

  C.
  Except to the extent specifically amended as set forth above, all terms and conditions of the Agreement shall remain in full force and effect. The Agreement as amended hereby constitutes the entire agreement of the parties with respect to the subject matter hereof and thereof. This Amendment may be executed in counterparts, all of which together will constitute one and the same instrument.

        IN WITNESS WHEREOF, this Amendment is executed by the undersigned as of the date first set forth above.

NORTHLAND SECURITIES, INC.			ILLINOIS RIVER ENERGY, LLC
By	/s/ RANDY NITZSCHE		By	/s/ FLOYD SCHULTZ
	Print:	Randy Nitzsche		Print:	Floyd Schultz
	Title:	Chief Operating Officer		Title:	President

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AMENDMENT TO AGENCY AGREEMENT